 Exhibit 21

SPIRE INC.
SUBSIDIARIES OF THE REGISTRANT

Direct and Indirect Subsidiaries of Spire Inc.:	Doing Business As:	Organized Under the Laws of:
Laclede Development Company		Missouri
Laclede Insurance Risk Services, Inc.		South Carolina
Spire Alabama Inc. (formerly Alabama Gas Corporation)	Spire (or Alagasco)	Alabama
Spire CNG Inc.	Spire	Missouri
Spire EnergySouth Inc. (formerly EnergySouth, Inc.)	Spire	Delaware
Spire Gulf Inc. (formerly Mobile Gas Service Corporation)	Spire (or Mobile Gas)	Alabama
Spire Marketing Inc.		Missouri
Spire Midstream LLC (formerly Spire Pipelines LLC)		Missouri
Spire Mississippi Inc. (formerly Willmut Gas & Oil Company)	Spire (or Willmut Gas)	Mississippi
Spire Missouri Inc. (formerly Laclede Gas Company)	Spire, Spire Missouri East or Spire Missouri West (or Laclede Gas, MGE or Missouri Gas Energy)	Missouri
Spire NGL Inc. (formerly Laclede Pipeline Company)	Spire	Missouri
Spire Oil Services LLC (formerly Laclede Oil Services, LLC)	Spire	Missouri
Spire Resources LLC		Missouri
Spire Services Inc. (formerly Shared Services Corporation)	Spire	Missouri
Spire STL Pipeline LLC		Missouri
Spire Storage Inc.	Spire	Missouri